EXHIBIT 10.13

TO:  Marshall N. Carter


In the event that your employment at State Street Boston Corporation (the Bank) is terminated before July 22, 1996 for reasons other than 1) your resignation due to your, unilateral, decision to take other employment or for personal reasons, or 2) due to your death, or 3) termination for malfeasance, the Bank will pay you severance pay equal to eighteen months salary. The salary rate will be the monthly rate in effect on the effective date of termination.

The potential receipt of any other forms of compensation or benefits, (e.g. stock options, performance shares) will be determined by agreements or contracts pertaining to each which may be in existence at the time of termination.

                    /S/ W. S. EDGERLY
                        --------------
                        W. S. Edgerly



cc:  K. D. Stuart